EXHIBIT 15

The Board of Directors and Stockholders
Fritz Companies, Inc.:


          Re:  Registration   Statement  Nos.  33-78472,   33-57238,   33-93070,
     333-15921 and 333-07639

          With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated September 24, 1999 related to our review of interim financial information.

          Pursuant to Rule 436 (c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



/s/KPMG LLP


San Francisco, California
October 4, 1999